                                                                     EXHIBIT 12

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

   CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                STOCK DIVIDENDS
                   (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

                                                                   NINE MONTHS
                                                                      ENDED
                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                          --------------------------------------  --------------
                           1994  1993(A) 1992(A)   1991    1990    1995    1994
                          ------ ------- -------  ------  ------  ------  ------
Earnings (losses) from
 continuing operations
 before income taxes....  $  166  $ 161  $   45   $ (108) $ (308) $ (196) $  148
Add:
Interest on debt........     811    738     815      928     990     776     582
Interest Portion of
 Rentals................      27     23      22       23      23      34      19
Amortization of debt
 expense................      13     12       9        6       6      11       8
Distributions from and
 (earnings) losses of
 less than 50%-owned
 affiliates with debt
 not guaranteed by TCI..      38     26     (10)     (27)     34     120    (104)
Minority interests in
 earnings (losses) of
 consolidated
 subsidiaries, including
 preferred stock
 dividend requirement of
 consolidated
 subsidiaries...........       0     13     277       24     (63)    (36)      8
Elimination of preferred
 stock dividend
 requirement of
 consolidated
 subsidiaries to 50%-
 owned affiliates.......     --     --     (250)     (42)    (36)    --      --
Preferred stock dividend
 requirement of 50%-
 owned affiliates, other
 than amounts to TCI....     --     --      175       23      15     --      --
                          ------  -----  ------   ------  ------  ------  ------
Earnings available for
 combined fixed charges
 and preferred stock
 dividends..............  $1,055  $ 973  $1,083   $  827  $  661  $  709  $  661
                          ======  =====  ======   ======  ======  ======  ======
Fixed charges:
Interest on debt:
TCI and consolidated
 subsidiaries...........     785    731     718      826     868     745     568
Elimination of interest
 of consolidated
 subsidiaries to 50%-
 owned affiliates.......     --     --      (36)     (47)    (51)    --      --
Less than 50%-owned
 affiliates with debt
 guaranteed by TCIC.....       7    --      --       --      --        7     --
TCI's proportionate
 share of interest of
 50%-owned affiliates...      19      7     133      149     173      24      14
                          ------  -----  ------   ------  ------  ------  ------
                             811    738     815      928     990     776     582
Interest portion of
 rentals................      27     23      22       23      23      34      19
Amortization of debt
 expense................      13     12       9        6       6      11       8
Preferred stock dividend
 requirements of
 consolidated
 subsidiaries...........      20     14     281       61      56      52      12
Elimination of preferred
 stock dividend
 requirement of
 consolidated
 subsidiaries to 50%-
 owned affiliates.......     --     --     (250)     (42)    (36)    --      --
Preferred stock dividend
 requirement of 50%-
 owned affiliates, other
 than amounts to TCI....     --     --      175       23      15     --      --
Capitalized interest....      16      9       6        5       6       7      12
                          ------  -----  ------   ------  ------  ------  ------
Total Combined Fixed
 Charges................  $  887  $ 796  $1,058   $1,004  $1,060  $  880  $  633
                          ======  =====  ======   ======  ======  ======  ======
Ration of earnings to
 combined fixed charges
 and preferred stock
 dividends..............    1.19   1.22    1.02      --      --      --     1.04
Deficiency..............  $  --   $ --   $  --    $ (177) $ (399) $ (171) $  --

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(a) Preferred Stock dividend requirements have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements. The effective income tax rate utilized for purposes of increasing preferred stock dividend requirements in 1993 has been adjusted to exclude the effect of the federal income tax rate change in the third quarter of 1993.

                           TELE-COMMUNICATIONS, INC.
                         AND CONSOLIDATED SUBSIDIARIES

CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                    (AMOUNTS IN MILLIONS, EXCEPT FOR RATIOS)
                                  (UNAUDITED)

  Fixed Charges related to interest on debt of less than 50%-owned affiliates guaranteed by TCI:

             Year ended December 31,
               1990............................    710
               1991............................    506
               1992............................  2,517
               1993............................ 13,833
               1994............................  5,777
             Nine Months Ended September 30,
               1992............................ 10,676
               1995............................  4,866

                           TELE-COMMUNICATIONS, INC.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(REFC)

  The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was 1.02, 1.22, and 1.19 for the years ended December 31, 1992, 1993 and 1994, respectively, and 1.04 for the nine months ended September 30, 1994. The ratio of earnings to combined fixed charges and preferred stock dividends of the Company was less than 1.00 for the years ended December 31, 1990 and 1991, and for the nine months ended September 30, 1995; thus, earnings available for combined fixed charges and preferred stock dividends were inadequate to cover combined fixed charges and preferred stock dividends for such periods. The amounts of the coverage deficiencies were $399 million and $177 million for the years ended December 31, 1990 and 1991, respectively, and $171 million for the nine months ended September 30, 1995. For the ratio calculations, earnings available for combined fixed charges and preferred stock dividends consists of earnings (losses) before income taxes plus combined fixed charges and preferred stock dividends (minus capitalized interest), distributions from and (earnings) loss of less than 50%-owned affiliates with debt not guaranteed by the Company (net of earnings not distributed of less than 50%-owned affiliates), and minority interest in earnings (losses) of consolidated subsidiaries (including an amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of consolidated subsidiaries). Combined fixed charges and preferred stock dividends consist of (i) interest (including capitalized interest) on debt, including interest of less than 50%-owned affiliates with debt guaranteed by the Company and excluding interest to 50%- owned affiliates, (ii) the Company's proportionate share of interest of 50%- owned affiliates, (iii) that portion of rental expense the Company believes to be representative of interest (one-third of rental expense), (iv) amortization of debt expense, (v) that portion of minority interests in earnings of consolidated subsidiaries that represent the amount of pretax earnings that would be required to cover preferred stock dividend requirements excluding similarly adjusted preferred stock dividend requirements of consolidated subsidiaries to 50%-owned affiliates, and (vi) the amount representing the pretax earnings which would be required to cover preferred stock dividend requirements of 50%-owned affiliates, other than 50%-owned affiliates and certain other entities in which it has an interest. Combined fixed charges and preferred stock dividends of $710,000, $506,000, $2,517,000, $13,833,000 and
$5,777,000 relating to such guarantees for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively, and combined fixed charges and preferred stock dividends of $10,676,000 and $4,866,000 relating to such guarantees for the nine months ended September 30, 1994 and 1995, respectively, have not been included in combined fixed charges and preferred stock dividends.

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